As filed with the Securities and Exchange Commission on July 21, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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ROYCE VALUE TRUST, INC.
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VOTE TODAY! July 21, 2020 Dear Stockholder, Our records indicate you have not voted your shares Your vote is required to approve the new investment advisory agreement Without your vote, the Fund’s operations may be terminated The Royce Value Trust, Inc. (the “Fund”) Special Meeting of Stockholders (the “Special Meeting”) is scheduled to be held July 29, 2020. This means that time is running short for you to vote to approve the new investment advisory agreement1 with the Fund’s investment manager, Royce Investment Partners (“Royce”)2. Vote today to ensure that Royce continues operating the Fund and executing the differentiated strategy that is delivering strong returns for you year after year. In order for the new agreement to be approved, stockholders owning a majority of the Fund’s outstanding shares must vote “FOR” the agreement3. This is a high threshold, so every vote matters. Moreover, not voting is the same as voting against the agreement. So please, vote today “FOR” the new investment advisory agreement on the WHITE proxy card. Vote to Continue the Strategy that Is Driving Outperformance Royce has developed a differentiated investment strategy that has delivered impressive performance and superior returns relative to Fund’s benchmark4 and peers5 over key timeframes. The Fund’s record of outperformance and the benefits of the new agreement have been recognized by two leading independent proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”). ISS and Glass Lewis both recently published reports recommending that stockholders vote “FOR” the new agreement. If stockholders do not approve the new investment advisory agreement, the Fund may be forced to seek approval to liquidate. Liquidation could result in serious negative implications for long-term stockholders such as a meaningful loss of stockholder value during a period of continued significant market volatility, as well as negative tax consequences. Remember, failure to vote has the same effect as voting against the new agreement. Protect the Value of Your Investment – Vote the WHITE Proxy Card Today We urge you to follow the unanimous recommendation of the Fund’s Board of Directors as well as that of ISS and Glass Lewis by voting “FOR” the agreement by internet, phone or by signing, dating and mailing the WHITE proxy card.

Your Vote is Important, No Matter How Many or How Few Shares You Own You can vote by internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided. Innisfree M&A Incorporated Stockholders Call Toll Free: (877) 825-8964 Banks and Brokers Call: (212) 750-5833 REMEMBER We urge you not to vote using any other colored proxy card as doing so will revoke your vote on the WHITE proxy card. 1 Due to the “change of control” that will result from the pending combination of Legg Mason Inc. (“Legg Mason”) and Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, that will cause the Fund’s current investment advisory agreement to terminate in accordance with its terms as required by applicable law. 2 Royce & Associates, LP is a Delaware limited partnership that primarily conducts its business under the name Royce Investment Partners.ners. 3 Fund stockholders as of the close of business on May 1, 2020 are entitled to vote at the Special Meeting. 4 Fund benchmark is the Russell 2000 Index, an unmanaged, capitalization-weighted index of domestic small-cap stocks. It measures the performance of the 2,000 smallest publicly traded U.S. companies in the Russell 3000 index. 5 For the Morningstar Small Blend Category: © 2020 Morningstar. All Rights Reserved. The information regarding the category in this piece: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Small-blend portfolios favor U.S. firms at the smaller end of the market-capitalization range. Some aim to own an array of value and growth stocks while others employ a discipline that leads to holdings with valuations and growth rates close to the small-cap averages. Stocks in the bottom 10% of the capitalization of the U.S. equity market are defined as small cap. The blend style is assigned to portfolios where neither growth nor value characteristics predominate. Forward-looking Statement This letter is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can sometimes be identified by the use of words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, although not all forward-looking statements include these words. Such forward-looking statements are based on the current plans and expectations of the Fund, and are subject to risks and uncertainties that could cause actual results, performance and events to differ materially from those described in the forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the U.S. Securities and Exchange Commission, including the Fund’s Annual Report to Stockholders on Form N-CSR, for the year ended December 31, 2019, and subsequent filings with the Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Fund undertakes no responsibility to update publicly or revise any forward-looking statement.